Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA • ASIA PACIFIC • EUROPE

January 10, 2022

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 (the “Amendment”) to registration statements on Form S-8 (File Nos. 333-239907 and 333-254938, collectively, the “Registration Statements”, previously filed by nCino OpCo, Inc., a Delaware corporation (formerly known as nCino, Inc.) (“nCino OpCo”)), which is being filed today by nCino, Inc., a Delaware corporation and parent of nCino OpCo (the “Company”), with the Securities and Exchange Commission for the purpose of updating the Registration Statements.

On January 7, 2022, pursuant to the Agreement and Plan of Merger dated as of November 16, 2021 by and among the Company, nCino OpCo, SimpleNexus, LLC, a Utah limited liability company (“SimpleNexus”), Dollar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“nCino Merger Sub”) and certain other parties (the “Merger Agreement”), the Company became the ultimate parent of nCino OpCo, SimpleNexus and their respective subsidiaries (the merger of nCino Merger Sub with and into nCino OpCo, the “OpCo Merger”).

At the effective time of the OpCo Merger (the “OpCo Effective Time”), by virtue of the OpCo Merger and without any action on the part of the Company, nCino OpCo or any holder of any shares of nCino OpCo common stock, par value $0.0005 per share (“OpCo Common Stock”), each share of nCino Common Stock issued and outstanding immediately prior to the OpCo Effective Time was converted into one fully paid and nonassessable share of common stock, par value $0.0005 per share, of the Company (“nCino Common Stock”), and each share of OpCo Common Stock held by nCino OpCo as treasury stock or owned by nCino OpCo or nCino Merger Sub immediately prior to the OpCo Effective Time was cancelled and retired and ceased to exist.

As of the OpCo Effective Time, (i) the Company assumed the nCino, Inc. 2019 Amended and Restated Equity Incentive Plan (the “2019 Plan”), the nCino, Inc. 2014 Omnibus Stock Ownership and Long Term Incentive Plan (the “2014 Plan”) and the nCino, Inc. Employee Stock Purchase Plan (collectively with the 2019 Plan and the 2014 Plan, the “Plans”), as well as any shares of OpCo Common Stock available for issuance thereunder, which automatically converted into nCino Common Stock, and (ii) each stock option and restricted stock unit issued under the

nCino, Inc.

January 10, 2022

2019 Plan and each stock option issued under the 2014 Plan that was outstanding immediately prior to the OpCo Effective Time was assumed by the Company and converted automatically to a stock option or restricted stock unit with respect to nCino Common Stock on substantially the same terms and conditions as applied to such award prior to the OpCo Effective Time. Pursuant to the Amendment, the Company, as successor to nCino OpCo, expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended. The nCino Common Stock available for issuance under the Plans, including pursuant to such outstanding awards, the “Registered Shares”.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Amendment, the Registration Statements, the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, the Plans and the resolutions adopted by the board of directors of the Company and nCino OpCo. relating to the Amendment, the Registration Statements and the Plans, as well as the resolutions adopted by the stockholders of nCino OpCo relating to the Plans. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that: each Registered Share that is newly issued pursuant to the Plans will be validly issued, fully paid and non-assessable when: (i) the Registration Statements, as amended by the Amendment and as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the applicable Plan; and (iii) certificates representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the applicable Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

nCino, Inc.

January 10, 2022

We hereby consent to the filing of this opinion letter as an Exhibit to the Amendment and to all references to our Firm included in or made a part of the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP